Exhibit 99.1

Amplify Energy Announces First Quarter 2023 Results

HOUSTON, May 3, 2023—Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the first quarter of 2023.

Key Highlights

●	During the first quarter of 2023, the Company:
o	Achieved average total production of 19.4 MBoepd
o	Generated net cash provided by operating activities of $90.3 million and net income of $352.8 million
o	Delivered Adjusted EBITDA of $25.8 million
o	Generated $11.4 million of free cash flow
o	Reduced debt outstanding by $65 million
●	Announced the appointments of Dan Furbee, as the Company’s Senior Vice President and Chief Operating Officer, and Jim Frew, as the Company’s Senior Vice President and Chief Financial Officer
●	As of April 30, 2023, net debt was $109 million, consisting of $125 million outstanding under the revolving credit facility and $16 million of cash on hand
o	Net Debt to Last Twelve Months (“LTM”) Adjusted EBITDA of 1.1x1
●	Reaffirmed our full-year 2023 guidance
●	Southern California Release Incident (the “Incident”) Updates:
o	In late March, Amplify received $85 million in net proceeds from the settlement regarding its affirmative claims against the vessels, which was previously announced on March 1, 2023
o	On April 10, 2023, Amplify announced it received the required approvals from federal regulatory agencies to restart operations at the Beta field
◾	The Company returned the Beta field to production and began selling oil on April 24, 2023 (after successfully filling the San Pedro Bay Pipeline and finalizing all required testing)
◾	The pipeline is currently operating in accordance with the restart procedures, which were reviewed and approved by the Pipeline and Hazardous Materials Safety Administration
(1)	Net debt as of April 30, 2023, and LTM Adjusted EBITDA as of the first quarter of 2023

Martyn Willsher, Amplify’s President and Chief Executive Officer, commented, “Amplify is off to a strong start in 2023. We are excited to report that we have restarted operations at Beta, with initial production rates exceeding our expectations. Resumed operations at Beta, coupled with the receipt of the settlement proceeds and corresponding reduction in debt outstanding, significantly improve our financial outlook and represent a new chapter in Amplify’s future.”

Mr. Willsher concluded, “The Company performed well operationally and financially in the first quarter despite difficult weather conditions across our assets, and we intend to continue driving operational efficiencies through additional high-return workover and non-operated development projects. Our near-term strategic focus is to build production rates at Beta and refinance our credit facility, which will allow us to pursue value enhancing initiatives for our shareholders.”

Southern California Pipeline Incident

For more information and disclosures regarding the Incident, please see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which Amplify expects to file with the Securities and Exchange Commission (“SEC”) on May 3, 2023.

Key Financial Results

During the first quarter of 2023, the Company reported net income of approximately $352.8 million. Net income was positively impacted by the receipt of $84.9 million in net proceeds from the Beta settlement and recognition of a $259.5 million deferred income tax benefit, which includes $269.5 million from the release of a substantial amount of the Company’s valuation allowance previously offsetting its net deferred tax assets. While the tax benefit associated with the valuation allowance release increased net income, it had no impact on Amplify’s current or future cash flows. Additional information can be found in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

Amplify generated $25.8 million of Adjusted EBITDA for the first quarter of 2023, an increase of approximately $3.9 million from $21.9 million in the prior quarter. The increase was primarily attributable to lower operating expenses and higher realized commodity prices (net of hedges), partially offset by lower production and lower loss of production income (“LOPI”) proceeds. For the first quarter, the Company recognized $13.5 million of LOPI proceeds, compared to $15.2 million for the prior quarter, a decrease attributable to a true-up for prior period settlements in the fourth quarter of 2022. Per the terms of the LOPI policy, LOPI coverage specific to the Incident ended on March 31, 2023.

Free cash flow, defined as Adjusted EBITDA less cash interest and capital spending, was $11.4 million in the first quarter of 2023.

	First Quarter	Fourth Quarter
$in millions	2023	2022
Net income (loss)	$352.8	$30.0
Net cash provided by operating activities	$90.3	$15.2
Average daily production (MBoe/d)	19.4	20.8
Total revenues	$79.9	$98.9
Adjusted EBITDA (a non-GAAP financial measure)	$25.8	$21.9
Total capital	$9.0	$5.5
Free Cash Flow (a non-GAAP financial measure)	$11.4	$12.3

Note: 1Q23 net income includes $85 million in Beta settlement proceeds and the release of $270 million in valuation allowance

Revolving Credit Facility

Amplify is in the process of refinancing its credit agreement. As previously disclosed, the facility’s termination date was extended to May 31, 2024 during the last borrowing base redetermination process. Amplify expects to complete the refinance process in the later part of the second quarter or in the early part of the third quarter.

Of the $85 million in proceeds from the Beta settlement, $65 million was used for repayment of debt under the facility. The remainder was used to pay Incident-related expenses, which resulted in a larger-than-expected working capital deficit. The Company expects to recover these Incident-related amounts through the insurance claims process, which will positively impact working capital.

As of April 30, 2023, Amplify had $125 million outstanding under its credit facility. With a borrowing base of $190 million and $16 million of cash on hand, Amplify’s liquidity was $81 million. Net Debt to LTM Adjusted EBITDA was 1.1x (net debt as of April 30, 2023 and 1Q23 LTM Adjusted EBITDA).

Corporate Production and Pricing Update

During the first quarter of 2023, average daily production was approximately 19.4 MBoepd, a decrease of 7% from 20.8 MBoepd in the fourth quarter, primarily due to severe weather disruptions across multiple basins, third-party interruptions and natural field declines. The Company’s product mix for the quarter consisted of 31% crude oil, 19% NGLs, and 50% natural gas.

Total oil, natural gas and NGL revenues for the first quarter of 2023 were approximately $66.3 million, before the impact of derivatives, compared to $88.2 million in the prior quarter. The Company realized a loss on commodity derivatives of $2.7 million during the quarter, compared to a $27.9 million loss during the previous quarter. Oil and gas  revenues, net of realized hedges, increased $3.3 million for the first quarter compared to fourth quarter 2022.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil ($/Bbl)		NGLs ($/Bbl)		Natural Gas ($/Mcf)
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2023	2022	2023	2022	2023	2022
Average sales price exclusive of realized derivatives and certain revenue deductions	$72.52	$80.26	$26.67	$27.99	$3.63	$5.43
Realized derivatives	(7.32)	(23.37)	—	—	0.23	(2.42)

Average sales price with realized derivatives exclusive of certain deductions from revenue	$65.20	$56.89	$26.67	$27.99	$3.86	$3.01
Certain deductions from revenue	—	—	(2.75)	(3.32)	0.08	0.11

Average sales price inclusive of realized derivatives and certain deductions from revenue	$65.20	$56.89	$23.92	$24.67	$3.94	$3.12

Costs and Expenses

Lease operating expenses in the first quarter of 2023 were approximately $32.9 million, or $18.89 per Boe, a decrease of approximately $0.5 million compared to $33.4 million, or $17.43 per Boe, in the fourth quarter of 2022. The decrease was primarily attributable to reduced facility and workover projects at Bairoil and Oklahoma.

Severance and Ad Valorem taxes in the first quarter were approximately $5.3 million, a decrease of $2.7 million compared to $8.0 million in the prior quarter. The quarter-over-quarter decrease was partially due to lower realized commodity prices. Amplify also recovered $0.4 million from a one-time positive severance tax adjustment related to its non-operated Eagle Ford operations. As a result, Severance and Ad Valorem taxes as a percentage of revenue were approximately 8.0% this quarter compared to 9.0% in the previous quarter.

Amplify incurred $5.6 million, or $3.21 per Boe, of gathering, processing and transportation expenses in the first quarter of 2023, compared to $6.3 million, or $3.30 per Boe, in the previous quarter. The reduction was primarily attributable to lower gathering expenses in Oklahoma due to lower commodity prices and volumes compared to the prior quarter.

First quarter cash G&A expenses were $7.6 million, an increase of $1.5 million from $6.1 million in the fourth quarter of 2022. This expected increase was primarily due to 2022 year-end processes that impact various cost drivers annually in the first quarter. The company anticipates that quarterly cash G&A expenses will decrease throughout the remainder of the year.

Depreciation, depletion and amortization expense for the first quarter of 2023 totaled $5.8 million, or $3.33 per Boe, compared to $6.2 million, or $3.21 per Boe, in the prior quarter.

Net interest expense was $5.7 million this quarter, an increase of $1.1 million from $4.6 million in the fourth quarter of 2023. The increase was due to higher interest rates in the first quarter, partially offset by lower debt outstanding under our credit facility.

Due to the large one-time gain associated with the Beta settlement, the Company incurred approximately $12.5 million of current income tax expense in the first quarter. The Company is evaluating opportunities to mitigate this expense over the remainder of the year.

Capital Investment Update

Cash capital investment during the first quarter of 2023 was approximately $9.0 million, a $3.5 million increase from $5.5 million in the prior quarter. The majority of capital investment in the first quarter was related to non-operated development activity in the Eagle Ford, restart efforts at Beta, and workover activity in Oklahoma.

The following table details Amplify’s capital incurred during the quarter:

First Quarter
2023 Capital
Spend ($ MM)
Oklahoma	$1.9
Rockies (Bairoil)	$(0.1)
Southern California (Beta)	$1.9
East Texas / Northern Louisiana	$0.2
Eagle Ford (Non-Op)	$5.1
Total Capital Spent	$9.0

Asset Operational Update and Statistics

Oklahoma:

●Production: 560 MBoe; 6.2 MBoepd
●	Commodity Mix: 21% oil, 28% NGLs, 51% natural gas
●LOE: $5.5 million; $9.84 per Boe
●Capex: $1.9 million

In Oklahoma, Amplify continues to prioritize a stable free cash flow profile and manage production through an active workover program. In the first quarter, production was impacted primarily by third-party compression issues. Amplify remains focused on artificial lift and field compression optimization in an effort to mitigate natural production declines and reduce future operating expenses and downtime.

Rockies (Bairoil):

●Production: 308 MBoe; 3.4 MBoepd
●	Commodity Mix: 100% oil
●LOE: $12.3 million; $40.12 per Boe
●Capex: ($0.1) million

Amplify is focused on reducing operating expenses at Bairoil given its higher fixed-cost nature. The Company is also dedicated to enhancing injection performance through targeted well recompletions and conversions to offset nominal production declines and achieve a stable free cash flow profile. In the first quarter, production at Bairoil was negatively impacted by unusually severe weather conditions, but operational conditions have since improved, and production rates are expected to return to normal going forward.

Southern California (Beta):

●Production: 0 MBoe; 0.0 MBoepd
●	Commodity Mix: 100% oil
●LOE: $7.1 million

●Capex: $1.9 million

Beta’s production and pipeline operations remained suspended during the first quarter. However, as previously disclosed, the Company received approvals from all required federal regulatory agencies to restart operations. On April 24, the Company began selling crude from wells returned to production. Consistent with prior updates, as the Company continues to increase production at Beta, Amplify will invest capital in production enhancing opportunities, facility upgrades, and projects focused on emissions reductions.

East Texas and North Louisiana:

●Production: 4.7 Bcfe; 52.6 MMcfepd (789 MBoe; 8.8 MBoepd)
●	Commodity Mix: 5% oil, 21% NGLs, 74% natural gas
●LOE: $6.3 million; $1.33 per Mcfe ($8.01 per Boe)
●Capex: $0.2 million

Amplify’s strategy in East Texas remains committed to prudent management of production and operating expenses. Production in the quarter was primarily impacted by third-party compression interruptions. The Company continues to prioritize high-return workover projects and field compression optimization projects, while opportunistically participating in non-operated development opportunities.

Non-Operated Eagle Ford:

●Production: 88 MBoe; 1.0 MBoepd
●	Commodity Mix: 81% oil, 9% NGLs, 10% natural gas
●LOE: $1.7 million; $19.26 per Boe
●Capex: $5.1 million

Amplify continues to participate in attractive non-operated Eagle Ford development and recompletion projects. In the first quarter, production was relatively flat compared to the prior quarter. The Company participated in the completion of 10 gross (1.0 net) new development projects, including two recompletion projects, all of which were brought online at the end the quarter. As a result, the Company is expecting higher production in the second quarter.

Full-Year 2023 Guidance

The following guidance is subject to the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. Amplify's 2023 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products.

Based on the operating and financial results for the first quarter of 2023, Amplify is  maintaining its full-year 2023 guidance ranges.

A summary of the guidance is presented below:

	FY 2023E
	Low		High
Net Average Daily Production
Oil (MBbls/d)	7.3	—	7.9
NGL (MBbls/d)	3.4	—	3.8
Natural Gas (MMcf/d)	55.7	—	61.7
Total (MBoe/d)	20.0	—	22.0

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$(3.00)	—	$(3.50)
NGL Realized Price (% of WTI NYMEX)	33%	—	37%
Natural Gas Realized Price (% of Henry Hub)	95%	—	100%

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.70	—	$0.95
NGL ($ / Bbl)	$3.50	—	$4.00
Natural Gas ($ / Mcf)	$0.65	—	$0.85
Total ($ / Boe)	$2.80	—	$3.50

Average Costs
Lease Operating ($ / Boe)	$17.75	—	$19.75
Taxes (% of Revenue) (1)	7.5%	—	8.5%
Recurring Cash General and Administrative ($ / Boe) (2)	$3.30	—	$3.80

Adjusted EBITDA ($ MM) (3)(5)	$80	—	$100
Cash Interest Expense ($ MM)	$12	—	$16
Capital Expenditures ($ MM)	$30	—	$40
Free Cash Flow ($ MM) (4)(5)	$30	—	$50

(1) Includes production, ad valorem and franchise taxes

(2) Recurring cash general and administrative cost guidance excludes reorganization expenses and non-cash compensation

(3) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of Adjusted EBITDA, a non-GAAP measure

(4) Refer to “Use of Non-GAAP Financial Measures” for Amplify’s definition and use of free cash flow, a non-GAAP measure

(5) Amplify believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require Amplify to predict the timing and likelihood of future transactions and other items that are difficult to accurately predict. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

Hedging Update

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed, floor and ceiling prices at which production is hedged for April 2023 through December 2024, as of May 3, 2023:

	2023	2024
Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	1,282,222	220,833
Weighted Average Ceiling Price ($)	$5.81	$4.73
Weighted Average Floor Price ($)	$3.49	$3.31

Oil Swaps:
Average Monthly Volume (Bbls)	55,000	8,333
Weighted Average Fixed Price ($)	$57.31	70.00

Oil Collars:
Three-way collars
Average Monthly Volume (Bbls)	50,000
Weighted Average Ceiling Price ($)	$74.54
Weighted Average Floor Price ($)	$58.00
Weighted Average Sub-Floor Price ($)	$43.00

Amplify posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which Amplify expects to file with the SEC on May 3, 2023.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies (Bairoil), federal waters offshore Southern California (Beta), East Texas / North Louisiana, and the Eagle Ford (Non-op). For more information, visit www.amplifyenergy.com.

Conference Call

Amplify will host an investor teleconference tomorrow at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the call by dialing (800) 225-9448 at least 15 minutes before the call begins and providing the Conference ID: AEC1Q23. A telephonic replay will be available for fourteen days following the call by dialing (800) 654-1563 and providing the Conference ID: 44231417.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “may,” “will,” “would,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “outlook,” “continue,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements address activities, events or developments that we expect or anticipate will or may occur in the future, including things such as projections of results of operations, plans for growth, goals, future capital expenditures, competitive strengths, references to future intentions and other such references. These forward-looking statements involve risks and uncertainties and other factors that could cause the Company’s actual results or financial condition to differ materially from those expressed or implied by forward-looking statements. These include risks and uncertainties relating to, among other things: the ongoing impact of the Incident, the Company’s evaluation and implementation of strategic alternatives; the Company’s ability to satisfy debt obligations; the Company’s need to make accretive acquisitions or substantial capital expenditures to maintain its declining asset base, including the existence of unanticipated liabilities or problems relating to acquired or divested business or properties; volatility in the prices for oil, natural gas and NGLs; the Company’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing the Company’s indebtedness, including financial covenants; general political and economic conditions, globally and in the jurisdictions in which we operate, including escalating tensions between Russia and Ukraine and the potential destabilizing effect such conflict may pose for the European continent or the global oil and natural gas markets and effects of inflation; the impact of legislation and governmental regulations, including those related to climate change and hydraulic fracturing; and the occurrence or threat of epidemic or pandemic diseases, including the COVID-19 pandemic, or any government response to such occurrence or threat. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K, and if applicable, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on the Company’s Investor Relations website at https://www.amplifyenergy.com/investor-relations/sec-filings/default.aspx or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, the Company undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, free cash flow and net debt. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities, standardized measure of discounted future net cash flows, or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; share-based compensation expenses; exploration costs; loss on settlement of AROs; bad debt expense; pipeline incident loss; pipeline incident settlement; and LOPI-timing differences. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measures most directly comparable to Adjusted EBITDA are net income and net cash provided by operating activities.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash interest expense and capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measures most directly comparable to free cash flow are net income and net cash provided by operating activities.

Net debt. Amplify defines net debt as the total principal amount drawn on the revolving credit facility less cash and cash equivalents. The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.

Contacts

Jim Frew – Senior Vice President and Chief Financial Officer

(832) 219-9044

james.frew@amplifyenergy.com

Michael Jordan – Director, Finance and Treasurer

(832) 219-9051

michael.jordan@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2023	December 31, 2022
Revenues:
Oil and natural gas sales	$66,284	$88,199
Other revenues	13,586	10,748
Total revenues	79,870	98,947

Costs and Expenses:
Lease operating expense	32,960	33,422
Pipeline incident loss	8,279	2,999
Gathering, processing and transportation	5,602	6,336
Exploration	26	31
Taxes other than income	5,293	7,980
Depreciation, depletion and amortization	5,808	6,155
General and administrative expense	8,514	6,800
Accretion of asset retirement obligations	1,942	1,839
Realized (gain) loss on commodity derivatives	2,709	27,929
Unrealized (gain) loss on commodity derivatives	(17,868)	(29,667)
Other, net	—	400
Total costs and expenses	53,265	64,224

Operating Income (loss)	26,605	34,723

Other Income (Expense):
Interest expense, net	(5,737)	(4,602)
Other income (expense)	73	25
Litigation settlement	84,875	—
Total Other Income (Expense)	79,211	(4,577)

Income (loss) before reorganization items, net and income taxes	105,816	30,146

Income tax (expense) benefit - current	(12,527)	(111)
Income tax (expense) benefit - deferred	259,470	—
Net income (loss)	$352,759	$30,035

Earnings per share:
Basic and diluted earnings (loss) per share	$8.69	$0.74

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2023	December 31, 2022
Oil and natural gas revenue:
Oil Sales	$38,816	$46,836
NGL Sales	7,785	8,609
Natural Gas Sales	19,683	32,754
Total oil and natural gas sales - Unhedged	$66,284	$88,199

Production volumes:
Oil Sales - MBbls	535	584
NGL Sales - MBbls	325	349
Natural Gas Sales - MMcf	5,303	5,914
Total - MBoe	1,745	1,918
Total - MBoe/d	19.4	20.8

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$72.52	$80.26
NGL - per Bbl	$23.92	$24.67
Natural gas - per Mcf	$3.71	$5.54
Total - per Boe	$37.99	$45.98

Average unit costs per Boe:
Lease operating expense	$18.89	$17.43
Gathering, processing and transportation	$3.21	$3.30
Taxes other than income	$3.03	$4.16
General and administrative expense	$4.88	$3.55
Depletion, depreciation, and amortization	$3.33	$3.21

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	March 31, 2023	December 31, 2022
Assets
Cash and Cash Equivalents	$12,755	$—
Accounts Receivable	65,978	80,455
Other Current Assets	15,953	18,789
Total current assets	$94,686	$99,244

Net Oil and Gas Properties	$343,712	$339,292
Other Long-Term Assets	280,934	20,942
Total assets	$719,332	$459,478

Liabilities
Accounts Payable	$21,728	$38,414
Accrued Liabilities	66,645	58,449
Other Current Liabilities	23,442	42,989
Total current liabilities	$111,815	$139,852

Long-term debt	$125,000	$190,000
Asset Retirement Obligation	116,529	114,614
Other Long-Term Liabilities	18,994	19,577
Total liabilities	$372,338	$464,043

Shareholders' Equity
Common Stock & APIC	$431,437	$432,637
Warrants	—	—
Accumulated Earnings (Deficit)	(84,443)	(437,202)
Total Shareholders' Equity	$346,994	$(4,565)

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2023	December 31, 2022
Net cash provided by (used in) operating activities	$90,313	$15,155
Net cash provided by (used in) investing activities	(10,417)	(9,972)
Net cash provided by (used in) financing activities	(67,141)	(16,127)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2023	December 31, 2022
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$90,313	$15,155
Changes in working capital	(5,740)	(5,802)
Interest expense, net	5,737	4,602
Gain (loss) on interest rate swaps	—	5
Cash settlements paid (received) on interest rate swaps	—	(447)
Amortization and write-off of deferred financing fees	(461)	(180)
Exploration costs	26	31
Plugging and abandonment cost	—	771
Current income tax expense (benefit)	12,527	111
Pipeline incident loss	8,279	2,999
LOPI - timing differences	—	4,636
Litigation settlement	(84,875)	—
Adjusted EBITDA:	$25,806	$21,881

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$25,806	$21,881
Less: Cash interest expense	5,437	4,063
Less: Capital expenditures	8,996	5,546
Free Cash Flow:	$11,373	$12,272

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	March 31, 2023	December 31, 2022
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$352,759	$30,035
Interest expense, net	5,737	4,602
Income tax expense (benefit) - current	12,527	111
Income tax expense (benefit) - deferred	(259,470)	—
Depreciation, depletion and amortization	5,808	6,155
Accretion of asset retirement obligations	1,942	1,839
(Gains) losses on commodity derivatives	(15,159)	(1,738)
Cash settlements received (paid) on expired commodity derivative instruments	(2,709)	(27,929)
Share-based compensation expense	941	740
Exploration costs	26	31
Loss on settlement of AROs	—	400
Pipeline incident loss	8,279	2,999
LOPI-timing differences	—	4,636
Litigation settlement	(84,875)	—
Adjusted EBITDA:	$25,806	$21,881

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$25,806	$21,881
Less: Cash interest expense	5,437	4,063
Less: Capital expenditures	8,996	5,546
Free Cash Flow:	$11,373	$12,272